SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                                       SEC FILE NUMBER
                                                        CUSIP NUMBER


      | | Form 10-K | | Form 20-F | | Form 11-K |X| Form 10-Q | | Form NSAR

For the period ended: DECEMBER 31, 2004

| |   Transition Report on Form 10-K
| |   Transition Report on Form 20-F
| |   Transition Report on Form 11-K
| |   Transition Report on Form 10-Q
| |   Transition Report on Form NSAR

For the transition period ended:
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  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  related to a portion of the filing checked above,  identify the item(s) to which notification relates:

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PART I-REGISTRANT INFORMATION
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
        Full name of Registrant:                                    Royce Biomedical, Inc.
                                                                    ----------------------
        Former name if Applicable:
        Address of Principal Executive Office (Street and Number):  433 Town Center, Suite 316
                                                                    --------------------------
        City, State and Zip Code:                                   Corte Madera, CA 94925
                                                                    ----------------------

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PART II-RULE 12B-25(B) AND (C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)

           (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|
           (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III-NARRATIVE
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State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

 The registrant hereby represents that it is unable to file its Quarterly Report on Form 10-QSB for the period ended December 31, 2004, because the registrant's new management was unable to complete the review of its second quarter financial statements by February 14, 2005. The delay could not be cured without unreasonable effort or expense. The registrant further represents that the Form 10-QSB will be filed no later than the 5th day following the date on which the Form 10-QSB was due. [GRAPHIC OMITTED] Preferred Financial Filings, LLC Stratabase Form NT-10K 2

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PART IV-OTHER INFORMATION
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   (1)  Name and telephone number of person to contact in regard to this notification:

Donald Gee, President and Chief Executive Officer    (415)         738-8887
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                     (Name)                       (Area Code) (Telephone Number)

   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                             |X| Yes   | | No
If the answer is no, identify report(s)




   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             | | Yes   |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             Royce Biomedical, Inc.
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                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2005                              By: /s/ Donald Gee
      -----------------                                  --------------
                                                         Donald Gee
                                                         President and CEO

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).